Oncolytics Biotech® Reports FDA Regulatory Milestone and Strong Clinical Progress in Randomized RAS-Mutant MSS Colorectal Cancer Trial

Half of planned clinical sites will be activated this month; more than 20 patients have been pre-identified across participating centers

Company to hold Type D meeting with FDA to discuss a potential registrational pathway through the addition of Part B to the existing REO 033 trial design

Part B will be a randomized study designed to support potential accelerated and full approval

SAN DIEGO, CA, July 13, 2026 – Oncolytics Biotech® Inc. (Nasdaq: ONCY) (“Oncolytics” or the “Company”), a clinical-stage company developing pelareorep, an investigational, systemically active immunotherapy that promotes potentially protective immune responses, including the upregulation of key inflammatory cytokines resulting in the formation of tertiary lymphoid structures and the expansion of tumor-infiltrating lymphocytes, today provided a clinical and regulatory update on REO 033, the Company’s randomized controlled study evaluating pelareorep in combination with folinic acid, fluorouracil and irinotecan (“FOLFIRI”) and bevacizumab for the second-line treatment of patients with Rat Sarcoma (“RAS”)-mutant, microsatellite stable (“MSS”) metastatic colorectal cancer.

REO 033 builds upon the previously reported REO 022 study, which more than doubled historical standard-of-care benchmarks across progression-free survival, overall survival, duration of response, and objective response rate.1-4 Based on these data, pelareorep has received Fast Track designation from the U.S. Food and Drug Administration (“FDA”) for this indication. The multi-part randomized REO 033 study is designed to prospectively validate these encouraging findings against a contemporary control arm while advancing pelareorep toward a potential registration pathway. The Company continues to make rapid operational progress in Part A of REO 033 (n=60 patients), with approximately half of the planned clinical sites activated by the end of July, and more than 20 patients have been pre-identified across participating centers. The remaining sites are expected to be activated by the end of August, positioning the study for accelerated enrollment during the second half of 2026. Most recently, global lead principal investigator Dr. Sanjay Goel and his team opened enrollment at Rutgers Cancer Institute of New Jersey.

“The magnitude and durability of the efficacy observed in REO 022 warrant earnest evaluation in a randomized setting,” said Dr. Sanjay Goel, Global Lead Principal Investigator for REO 033 and Professor of Medicine and Director of the Phase I Program at Rutgers Cancer Institute of New Jersey. “It is encouraging to see REO 033 expanding rapidly across leading academic centers, and I believe this study has the potential to further define the role of pelareorep in RAS-mutant MSS metastatic colorectal cancer.”

The Company also announced that it will hold a Type D meeting with the FDA in the first half of August 2026 to discuss the registrational design for REO 033 through the addition of Part B of the study. Building on the currently enrolling Part A of the study, this new registration-directed Part B would preserve the core design elements of REO 033 while increasing enrollment and incorporating blinded independent central review to support both a potential accelerated approval and a traditional full approval within the same study. The Company intends to align with the FDA on a registrational pathway that preserves the operational efficiencies already established through REO 033 while maintaining continuity with the existing clinical program under a prospectively agreed regulatory framework.

“Launching a global randomized study with multiple high-quality sites in a short period of time reflects the operational capabilities of our clinical organization and our investigators,” said Jared Kelly, Chief Executive Officer of Oncolytics. “Just as importantly, our ongoing interactions with the FDA have enabled us to focus on efficiently transitioning REO 033 into a registration-directed program built upon the existing trial infrastructure. We believe this strategy has the potential to significantly reduce development timelines while maintaining scientific rigor as we work to bring a much-needed immunotherapeutic option to patients in a treatment landscape that desperately needs innovation.”

The Company believes this approach provides the opportunity to generate early randomized efficacy data from Part A while simultaneously positioning Part B as a potential registrational study without the need to initiate a separate registrational trial. It also expects to report an initial tumor response update from patients enrolled in Part A by year-end 2026 and, subject to FDA feedback, initiate enrollment in Part B of the study during the first quarter of 2027.

About REO 033
REO 033 is a multi-part randomized controlled clinical trial evaluating pelareorep in combination with FOLFIRI and bevacizumab versus FOLFIRI and bevacizumab alone in patients with second-line RAS-mutant, microsatellite stable metastatic colorectal cancer (link to study on ClinicalTrials.gov). The study is designed to confirm the encouraging efficacy signals observed in REO 022 while generating the controlled clinical data necessary to support future regulatory interactions and potential registration.

About Oncolytics Biotech Inc.
Oncolytics is a clinical-stage biotechnology company developing pelareorep, an investigational intravenously delivered double-stranded RNA immunotherapeutic agent. Pelareorep has demonstrated encouraging results in multiple first-line pancreatic cancer studies, two randomized Phase 2 studies in metastatic breast cancer, and early-phase studies in anal and colorectal cancer. It is designed to induce anti-cancer immune responses by converting immunologically “cold” tumors to “hot” through the activation of innate and adaptive immune responses.

The Company is advancing pelareorep in combination with chemotherapy and/or checkpoint inhibitors in metastatic gastrointestinal cancers, where pelareorep has received Fast Track designation from the FDA for colorectal and pancreatic cancer. Oncolytics is actively pursuing strategic partnerships to accelerate development and maximize commercial impact. For more about Oncolytics, please visit: www.oncolyticsbiotech.com or follow the Company on LinkedIn and on X @oncolytics.

References
1.Goel S, et al. Elucidation of Pelareorep Pharmacodynamics in A Phase I Trial in Patients with KRAS-Mutated Colorectal Cancer. Mol Cancer Ther. 2020 May;19(5):1148-1156. doi: 10.1158/1535-7163.MCT-19-1117.
2.FDA grants accelerated approval to adagrasib with cetuximab for KRAS G12C–mutated colorectal cancer. Published June 21, 2024. Accessed April 28, 2026. https://www.fda.gov/drugs/resources-information-approved-drugs/fda-grants-accelerated-approval-adagrasib-cetuximab-kras-g12c-mutated-colorectal-cancer
3.Bennouna J. Lancet Oncol (14):29-37, 2013
4.Iwamoto S. Ann Oncol. Jul;26(7):1427-33, 2015

Forward-looking statements
This press release contains forward-looking statements, within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under applicable Canadian securities laws (such forward-looking statements and forward-looking information are collectively referred to herein as “forward-

looking statements”). Forward-looking statements contained in this press release include statements regarding beliefs as to the potential, registration, mechanism of action and benefits of pelareorep as a cancer therapeutic; the Company’s goals, strategies, and objectives; expectations around the design, milestones, anticipated timelines and expected outcomes for current and future studies, its belief in the clinical promise of pelareorep in anal, colorectal, pancreatic and other gastrointestinal cancers; the Company’s goals and expectations for its potential registrational development path for pelareorep in multiple gastrointestinal cancers; the expansion, data, and progress of the randomized REO 033 study; the activation of clinical sites; and plans for future disclosure of clinical trial results. In any forward-looking statement in which Oncolytics expresses an expectation or belief as to future results, such expectations or beliefs are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will be achieved. These statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those anticipated. These risks include, but are not limited to, regulatory outcomes, trial execution, financial resources, access to capital markets, and market dynamics. Please refer to Oncolytics’ public filings with securities regulators in the United States and Canada for more information. The Company assumes no obligation to update forward-looking statements, except as required by law.

Company Contact
Jon Patton
Director of IR & Communication
jpatton@oncolytics.com